Exhibit 17.1

RESIGNATION

I, Earl Abbott, President, Secretary, Treasurer, and a Director of Coyote Resources, Inc., a Nevada corporation, (“Company”) hereby tender and submit my resignation as the President, Secretary, Treasurer and a Director of the Company, such resignation to be effective upon the acceptances of Guy Martin as President, Secretary, Treasurer, and a Director and Howard Lahti as a Vice President and a Director.  Such resignation is not the result of any disagreement with the policies, practices or procedures of the Company.

/s/ Earl Abbott	May 25, 2012
Earl Abbott